Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

July 30, 2014

Press Release For Immediate Release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com Barclays Bank PLC extends consent solicitation period for select iPath® Commodities ETNs New York, July 30, 2014 – Barclays Bank PLC (“Barclays”) announced today that it has extended by two months the expiration date of its consent solicitation (the “Consent Solicitation”) for select issues of iPath® Commodities Exchange-Traded Notes listed in the table below (each, an “issue” and collectively, the “ETNs”). The ETNs subject to the Consent Solicitation trade on the NYSE Arca exchange under the following ticker symbols: Name of ETN Ticker Symbol iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN DJP iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM ETN COW iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN JJA iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN JJS iPath® Dow Jones-UBS Grains Subindex Total ReturnSM ETN JJG iPath® Dow Jones-UBS Energy Subindex Total ReturnSM ETN JJE iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN JJM iPath® Dow Jones-UBS Precious Metals Subindex Total ReturnSM ETN JJP iPath® Dow Jones-UBS Cotton Subindex Total ReturnSM ETN BAL iPath® Dow Jones-UBS Coffee Subindex Total ReturnSM ETN JO iPath® Dow Jones-UBS Cocoa Subindex Total ReturnSM ETN NIB iPath® Dow Jones-UBS Sugar Subindex Total ReturnSM ETN SGG iPath® Dow Jones-UBS Copper Subindex Total ReturnSM ETN JJC iPath® Dow Jones-UBS Nickel Subindex Total ReturnSM ETN JJN iPath® Dow Jones-UBS Tin Subindex Total ReturnSM ETN JJT iPath® Dow Jones-UBS Aluminum Subindex Total ReturnSM ETN JJU iPath® Dow Jones-UBS Lead Subindex Total ReturnSM ETN LD iPath® Dow Jones-UBS Platinum Subindex Total ReturnSM ETN PGM iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN GAZ iPath® S&P GSCI® Total Return Index ETN GSP iPath® S&P GSCI® Crude Oil Total Return Index ETN OIL iPath® Global Carbon ETN GRN Barclays is continuing to solicit consents (the “Consents”) separately for each issue of ETNs to the proposed amendments described below (collectively, the “Proposed Amendment”) on the same terms and conditions as set forth in the Consent Solicitation Statements for the ETNs, one dated February 11, 2014 for the iPath® Dow Jones-UBS Coffee Subindex Total ReturnSM ETN (the “Coffee ETNs”) and one dated November 19, 2013 for the ETNs other than the Coffee ETNs (together, the “Consent Solicitation Statements”) and the accompanying Voter Barclays is an international financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth management with an extensive presence in Europe, the Americas, Africa and Asia. Barclays’ purpose is to help people achieve their ambitions – in the right way. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs approximately 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com. 1

Press Release For Immediate Release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com Instruction Forms (the “VIFs”). Consents are being solicited from each person in whose name beneficial ownership of an issue of ETNs was recorded as of 5:00 p.m., Eastern Standard Time, on the respective record date for the Consent Solicitations, which was January 28, 2014 for the Coffee ETNs and November 8, 2013 for all issues of ETNs other than the Coffee ETNs. The Consent Solicitation will now expire on September 30, 2014, or such earlier date (the “Effective Time”) on which the approval of holders of a majority in aggregate principal amount (the “Required Consents”) of a particular issue is received and Barclays declares the Proposed Amendment to be effective for such issue. Barclays may terminate or extend the Consent Solicitation at any time in its sole discretion. If the Required Consents are received for an issue of ETNs in accordance with the Consent Solicitation Statements, the Proposed Amendment would amend the terms of that issue to provide Barclays with the following unqualified rights as of the date on which the Proposed Amendment is made effective: • the right to redeem all, but not less than all, of the outstanding ETNs of that issue of ETNs, prior to maturity, on the terms described in the Consent Solicitation Statements; and • the right to initiate a split or reverse split of the ETNs of that issue on the terms described in the Consent Solicitation Statements. In addition, if the Required Consents are received for an issue of ETNs in accordance with the Consent Solicitation Statements, the Proposed Amendment would also amend the terms of that issue as follows: • the investor fee for that issue of ETNs would be reduced during the period from the Effective Time of the Proposed Amendment for that issue to the maturity date of the ETNs of that issue. The reduced investor fee would be an amount equal to 0.70% per annum times the principal amount of a holder’s ETNs times the relevant index factor, calculated on a daily basis. The current investor fee is an amount equal to 0.75% per annum times the principal amount of a holder’s ETNs times the relevant index factor, calculated on a daily basis. • the minimum number of ETNs of that issue required to be redeemed for a holder to exercise its right to redeem ETNs of such issue prior to maturity will be reduced from 50,000 ETNs to 30,000 ETNs. The Proposed Amendment for each issue of ETNs cannot be partitioned and will take effect as a single proposal if all conditions are met. If any conditions fail to be met for any issue of ETNs, none of the amendments listed above will become effective for that issue. Under the indenture relating to the ETNs, the Depository Trust Company (“DTC”), as registered holder of the ETNs, must deliver (and not revoke) valid Consents in respect of at least a majority in aggregate principal amount of the outstanding ETNs of an issue to approve the Proposed Amendment with respect to that issue. For purposes of the Consent Solicitation, DTC has provided an omnibus proxy to the financial institutions acting as participants in its system to submit Consents on its behalf and such financial institutions have, in turn, provided proxies to Broadridge Financial Solutions, Inc. (“Broadridge”) to submit Consents on their behalf after soliciting and obtaining consent to the Proposed Amendment from the beneficial owners of the ETNs. Barclays is an international financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth management with an extensive presence in Europe, the Americas, Africa and Asia. Barclays’ purpose is to help people achieve their ambitions – in the right way. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs approximately 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com. 2

Press Release For Immediate Release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com The process for vote submission described in the Consent Solicitation Statements allows beneficial owners of the ETNs to submit their Consents to the Proposed Amendment to Broadridge, which has been engaged by Barclays as the solicitation agent and tabulation agent for the Consent Solicitation. The Consent Solicitation is subject to the terms and conditions of the Consent Solicitation Statements and the VIFs, including with respect to the timing for delivering Consents and the effectiveness of the Proposed Amendment. None of Barclays, Broadridge, The Bank of New York Mellon (in its capacity as indenture trustee for the ETNs) or any of their respective subsidiaries or affiliates makes any recommendation as to whether beneficial owners of the ETNs should deliver Consents to the Proposed Amendment pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. The Consent Solicitation Statements and the VIFs, which contain important information regarding the terms and conditions of the Consent Solicitation and the respective rights and obligations of Barclays and the beneficial owners of the ETNs, should be read before any decision is made with respect to the Consent Solicitation. Any questions or requests for assistance concerning the Consent Solicitation may be directed to Broadridge, the solicitation agent and tabulation agent for the Consent Solicitation, at the following address and telephone number: Broadridge Financial Solutions, Inc. 1155 Long Island Avenue, Edgewood, NY 11717 Attn: Barclays Commodities Consent Solicitation Consents may be submitted as follows: By First Class Mail: By Courier: Proxy Services Broadridge Financial Solutions, Inc. P.O. Box 9175 1155 Long Island Ave. Farmingdale, NY 11735-9847 Edgewood, NY 11717 By Electronic Communication: To Confirm Please Call: www.proxyvote.com 1-855-601-2252 About iPath® ETNs An investment in iPath ETNs involves significant risks and may not be suitable for all investors. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” below and the risk factors included in the relevant prospectus. The prospectus relating to the ETNs can be found on EDGAR, the SEC website, at: www.sec.gov. The prospectus is also available on the product website at www.iPathETN.com. # # # Barclays is an international financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth management with an extensive presence in Europe, the Americas, Africa and Asia. Barclays’ purpose is to help people achieve their ambitions – in the right way. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs approximately 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com. 3

Press Release For Immediate Release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs (30,000 ETNs if the Proposed Amendment is accepted for an issue) of the same issue at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the ETNs. Barclays is an international financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth management with an extensive presence in Europe, the Americas, Africa and Asia. Barclays’ purpose is to help people achieve their ambitions – in the right way. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs approximately 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com. 4

Press Release For Immediate Release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com The ETNs may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of ETNs you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Sales in the secondary market may result in significant losses. The Dow Jones-UBS Commodity IndexesSM are a joint product of DJI Opco, LLC (“DJI Opco”), a subsidiary of S&P Dow Jones Indices LLC (“SPDJI”), and UBS Securities LLC (“UBS Securities”). Dow Jones®, “Dow Jones-UBS Commodity IndexSM,” “Dow Jones-UBS Commodity Index Total ReturnSM” “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM”, and “DJ-UBSCISM” are servicemarks and/or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and “UBS” is a registered trademark of UBS AG (“UBS AG”). These servicemarks and/or trademarks have been licensed to DJI Opco and sublicensed to Barclays Bank PLC for certain purposes. The Dow Jones-UBS Commodity IndexesSM (the “Commodity Indices”) have been licensed to Barclays Bank PLC for certain purposes. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective affiliates, makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly. The S&P GSCI® Index S&P GSCI® Total Return Index and the S&P GSCI Crude Oil Total Return Index (the “S&P GSCI Indexes”) are products of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Barclays Bank PLC. S&P® and GSCI® are registered trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). These trademarks have been licensed to SPDJI and its affiliates and sublicensed to Barclays Bank PLC for certain purposes. The S&P GSCI Indexes are not owned, endorsed, or approved by or associated with Goldman, Sachs & Co. or its affiliated companies. The ETNs are not sponsored, endorsed, sold or promoted by SPDJI, SPFS, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI Indexes to track general market performance. “Barclays Global Carbon IndexTM” and “Barclays Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC. © 2014 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE Barclays is an international financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth management with an extensive presence in Europe, the Americas, Africa and Asia. Barclays’ purpose is to help people achieve their ambitions – in the right way. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs approximately 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com. 5